EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS RECORD SALES FOR THE FISCAL 2022 SECOND QUARTER AND SEQUENTIAL OPERATING MARGIN IMPROVEMENT

Increases Quarterly Dividend

MONROE, Mich., November 16, 2021--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported operating results for the fiscal 2022 second quarter ended October 23, 2021.

Fiscal 2022 second quarter versus Fiscal 2021 second quarter:

•Consolidated sales increased 25% to $576 million
•Strong written order trends versus pre-pandemic FY20 Q2
•Consolidated operating margin:
–GAAP: 9.4% versus 10.4%
–Non-GAAP(1): 9.0% versus 11.1%
▪Improved sequentially versus 6.6% in the fiscal 2022 first quarter
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
–GAAP: $0.89 versus $0.75
–Non-GAAP(1): $0.85 versus $0.82
•$22 million returned to shareholders through share repurchases and dividends in FY22 Q2

Melinda D. Whittington, President and Chief Executive Officer of La-Z-Boy, said, "La-Z-Boy Incorporated again delivered all-time, record-high sales for the quarter as we continued to increase capacity to service ongoing demand and our significant backlog, and realized pricing and surcharge actions to help offset rising raw material costs. Even while navigating a challenging operating environment with significant widespread supply chain disruption, we delivered strong results, including improved margins versus last quarter. Our business is much larger today than it was pre-pandemic, and demand remains robust across the entire enterprise. With strong brands and vast distribution through multiple channels, we believe our sales momentum is sustainable. As we execute Century Vision, our winning strategy for growth to our Centennial year in 2027, we are making strategic investments across our business to drive market share gains, profitable growth and excellent returns for all stakeholders."

Consolidated sales in the second quarter of fiscal 2022 increased 25% to $576 million versus the fiscal 2021 second quarter, reflecting ongoing capacity increases and pricing and surcharge actions. Consolidated sales for the fiscal 2022 second quarter were 29% higher than the pre-pandemic fiscal 2020 second quarter, for a compounded annual growth rate of 14% over the last two years.

Consolidated GAAP operating margin was 9.4% versus 10.4% in the prior-year second quarter. Consolidated non-GAAP(1) operating margin was 9.0% versus 11.1% in the prior-year second quarter and improved sequentially from 6.6% in the fiscal 2022 first quarter. Operating margin for the period was primarily impacted by significant increases in commodity and freight costs, start-up costs associated with the expansion of manufacturing capacity and labor challenges in the company's Wholesale business, partially offset by pricing and surcharge actions and fixed-cost leverage on higher volume.

GAAP diluted EPS increased to $0.89 for the fiscal 2022 second quarter versus $0.75 in the prior-year quarter. Non-GAAP(1) diluted EPS increased to $0.85 versus $0.82 in the prior-year second quarter.

Wholesale Segment:
•Sales:
–Increased 28% to $439 million in the fiscal 2022 second quarter compared with the fiscal 2021 second quarter, and increased 12% sequentially from the fiscal 2022 first quarter as the company increased capacity and realized pricing and surcharge actions
–Compared with the pre-pandemic fiscal 2020 second quarter, sales increased 25% in the fiscal 2022 second quarter, for a compounded annual growth rate of 12% over the two years
•Operating Margin:
–Non-GAAP(1) operating margin in the fiscal 2022 second quarter was 9.1% versus 12.2% for the prior-year period, primarily reflecting higher raw material and freight costs, start-up costs for new facilities, and labor challenges, partially offset by pricing and surcharge actions and fixed-cost leverage on higher volume
–Non-GAAP(1) operating margin improved 440 basis points sequentially from the fiscal 2022 first quarter operating margin of 4.7%

Written same-store sales for the entire La-Z-Boy Furniture Galleries® network:
•Decreased 6.0% for the fiscal 2022 second quarter compared with the unusually strong fiscal 2021 second quarter (+34% versus the fiscal 2020 second quarter) following COVID-related store closures
•Compared with the pre-pandemic fiscal 2020 second quarter, written same-store sales increased 26% for the fiscal 2022 second quarter, for a compounded annual growth rate of 12% over the two years, reflecting continued significant growth in the business

Retail segment:
•Delivered sales:
–Increased 19% to $192 million in the second quarter of fiscal 2022 compared with the prior-year second quarter
–Compared with the pre-pandemic fiscal 2020 second quarter, delivered sales increased 30%, for a compounded annual growth rate of 14% over the two years
–Delivered same-store sales increased 17% in the fiscal 2022 second quarter versus the year-ago period
•Written same-store sales for the company-owned La-Z-Boy Furniture Galleries® stores:
–Decreased 7.2% in the fiscal 2022 second quarter compared with the unusually strong fiscal 2021 second quarter (+36% versus the fiscal 2020 second quarter) following COVID-related store closures
–Compared with the pre-pandemic fiscal 2020 second quarter, written same-store sales increased 26% in the fiscal 2022 second quarter, for a compounded annual growth rate of 12% over the two years, reflecting positive trends across all sales metrics, including traffic, conversion, average ticket and Design sales

•Operating Margin:
–Non-GAAP(1) operating margin increased to a second-quarter record of 12.5% in the fiscal 2022 second quarter versus 9.4% in the fiscal 2021 second quarter, primarily driven by fixed-cost leverage on higher delivered sales volume

Corporate & Other:
•Joybird delivered sales:
–Increased 37% to a record $40 million in the fiscal 2022 second quarter compared with the same quarter last year which posted a 42% sales increase versus the prior-year period
–Compared with the pre-pandemic fiscal 2020 second quarter, delivered sales increased an impressive 93%, representing a compounded annual growth rate of 39%
•Joybird written sales:
–Increased 56% in the fiscal 2022 second quarter compared with the prior-year quarter
–Compared with the pre-pandemic fiscal 2020 second quarter, written sales increased an inspiring 95%, representing a compounded annual growth rate of 40%, reflecting continued robust order trends and the strength of the brand in the online marketplace
•Joybird again turned in a profitable quarter. With investment in increased marketing to drive awareness and customer acquisition, Joybird continues to drive higher web and brick and mortar store traffic, translating to improved written sales, conversion and average ticket

Balance Sheet and Cash Flow

Fiscal 2022 year to date, the company generated $15 million in cash from operating activities, after investing $59 million in higher inventory levels to protect against supply chain disruptions and to support increased production and delivered sales.

Over the first half of fiscal 2022, the company continued to make disciplined investments in the business, including $33 million in capital expenditures to increase capacity, remodel stores, open new stores, and upgrade infrastructure. In addition, the company has continued to return capital to shareholders, including $13 million in dividends, with $6.6 million paid in the second quarter, as well as $51 million in share repurchases, or approximately 1.4 million shares of stock, leaving approximately 8.6 million shares available for repurchase under its authorized share repurchase program as of October 23, 2021.

La-Z-Boy ended the period with $297 million in cash(2) compared with $353 million in cash(2) at the end of the fiscal 2021 second quarter. The company holds $31 million in investments to enhance returns on cash versus $27 million at the end of the fiscal 2021 second quarter.

Dividend

On November 16, 2021, the Board of Directors declared a quarterly cash dividend of $0.165 per share on the common stock of the company, an increase of 10% over the prior quarter. The dividend will be paid on December 15, 2021, to shareholders of record on December 2, 2021.

Outlook

Bob Lucian, Chief Financial Officer of La-Z-Boy Incorporated, said, "Demand trends remain strong, our backlog is high and we expect delivered sales to continue to strengthen, particularly in the fourth quarter as new production cells come online. At the same time, we expect continued supply chain disruptions, including a temporary, but significant, slowdown in our casegoods business due to COVID-related shutdowns in Vietnam. Quarterly trends will also be impacted by our third and fourth quarters containing 12 and 14 production weeks, respectively, compared to 13 production weeks in our second quarter. Taking all of these factors into consideration, we continue to expect sales and margin momentum to accelerate, particularly in the fourth quarter, and we continue to expect to deliver full-year consolidated operating margin at or near double digits."

_____
(1)Non-GAAP amounts for the second quarter of fiscal 2022 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.9 million pre-tax, or $0.02 per diluted share, with $0.8 million included in operating income and $0.1 million included in interest expense
•a $3.3 million pre-tax, or $0.06 per diluted share, gain on the sale of the Newton, Mississippi facility related to the company's business realignment, announced in June 2020. The company continues to operate a portion of this facility

Non-GAAP amounts for the second quarter of fiscal 2021 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $3.0 million pre-tax, or $0.06 per diluted share, primarily due to a write-up of the Joybird contingent consideration liability based on forecasted future performance, with $2.9 million included in operating income and $0.1 million included in interest expense
•a charge of $0.3 million pre-tax, or $0.01 per diluted share, related to the company's business realignment, announced in June 2020

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating the Non-GAAP measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)Cash includes cash, cash equivalents and restricted cash

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 17, 2021, at 8:30 a.m. Eastern time. The toll-free dial-in number is 888.506.0062; international callers may use 973.528.0011. Enter Participant Access Code 206517.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 43533. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business and industry and the effect of the novel coronavirus (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control, such as the continuing and developing impact of, and uncertainty caused by, the COVID-19 pandemic. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2021 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the "SEC"), available on the SEC's website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the SEC, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 159 of the 351 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 351 stand-alone La-Z-Boy Furniture Galleries® stores and 560 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, which may exclude, as applicable, business realignment charges, purchase accounting charges, and charges for our supply chain optimization initiative. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our response to COVID, including a reduction in the company's work force, temporary closure of certain manufacturing facilities and subsequent gains resulting from the sale of related assets. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. In addition, this press release references the Non-GAAP financial measure of “Non-GAAP operating margin” for a future period. Non-GAAP operating margin may exclude items such as pre-tax purchase accounting charges and pre-tax business realignment charges. These and other not presently determinable items could have a material impact on the determination of operating margin on a GAAP basis and due to the probable variability and limited visibility of excluded items, we have not provided a reference to future period GAAP operating margin or a reconciliation of non-GAAP operating margin for future periods in this press release. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company's supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration which reflects the associated GAAP tax impact in the period presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share data)	10/23/2021	10/24/2020	10/23/2021	10/24/2020
Sales	$575,889	$459,120	$1,100,672	$744,578
Cost of sales	352,594	258,565	675,295	427,660
Gross profit	223,295	200,555	425,377	316,918
Selling, general and administrative expense	169,182	152,616	336,893	264,654
Operating income	54,113	47,939	88,484	52,264
Interest expense	(242)	(346)	(553)	(805)
Interest income	106	123	223	617
Other income (expense), net	1,031	(11)	938	1,463
Income before income taxes	55,008	47,705	89,092	53,539
Income tax expense	14,650	12,401	23,468	13,556
Net income	40,358	35,304	65,624	39,983
Net (income) loss attributable to noncontrolling interests	(842)	(369)	(1,542)	(250)
Net income attributable to La-Z-Boy Incorporated	$39,516	$34,935	$64,082	$39,733

Basic weighted average common shares	44,251	46,023	44,662	45,966
Basic net income attributable to La-Z-Boy Incorporated per share	$0.89	$0.76	$1.43	$0.86

Diluted weighted average common shares	44,423	46,323	44,915	46,167
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.89	$0.75	$1.43	$0.86

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	10/23/2021	4/24/2021
Current assets
Cash and equivalents	$293,341	$391,213
Restricted cash	3,266	3,490
Receivables, net of allowance of $3,016 at 10/23/2021 and $4,011 at 4/24/2021	173,998	139,341
Inventories, net	285,770	226,137
Other current assets	208,793	165,979
Total current assets	965,168	926,160
Property, plant and equipment, net	237,518	219,194
Goodwill	180,108	175,814
Other intangible assets, net	30,738	30,431
Deferred income taxes – long-term	11,727	11,915
Right of use lease assets	341,363	343,800
Other long-term assets, net	85,472	79,008
Total assets	$1,852,094	$1,786,322

Current liabilities
Accounts payable	$119,971	$94,152
Lease liabilities, current	67,859	67,614
Accrued expenses and other current liabilities	492,710	449,904
Total current liabilities	680,540	611,670
Lease liabilities, long-term	294,252	295,023
Other long-term liabilities	91,620	97,483
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 44,200 outstanding at 10/23/21 and 45,361 outstanding at 4/24/21	44,200	45,361
Capital in excess of par value	336,920	330,648
Retained earnings	398,335	399,010
Accumulated other comprehensive loss	(2,153)	(1,521)
Total La-Z-Boy Incorporated shareholders' equity	777,302	773,498
Noncontrolling interests	8,380	8,648
Total equity	785,682	782,146
Total liabilities and equity	$1,852,094	$1,786,322

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
(Unaudited, amounts in thousands)	10/23/2021	10/24/2020
Cash flows from operating activities
Net income	$65,624	$39,983
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal of assets	(3,151)	140
Gain on sale of investments	(218)	(284)
Provision for doubtful accounts	(944)	(1,568)
Depreciation and amortization	17,785	16,351
Amortization of right-of-use lease assets	34,368	35,137
Equity-based compensation expense	6,354	6,167
Change in deferred taxes	170	1,849
Change in receivables	(33,937)	(28,949)
Change in inventories	(59,336)	(3,511)
Change in other assets	(20,666)	(1,926)
Change in payables	22,683	33,236
Change in lease liabilities	(34,598)	(32,422)
Change in other liabilities	21,300	131,507
Net cash provided by operating activities	15,434	195,710

Cash flows from investing activities
Proceeds from disposals of assets	3,998	21
Capital expenditures	(33,314)	(15,442)
Purchases of investments	(21,426)	(17,649)
Proceeds from sales of investments	22,666	19,470
Acquisitions	(4,396)	(2,000)
Net cash used for investing activities	(32,472)	(15,600)

Cash flows from financing activities
Payments on debt and finance lease liabilities	(60)	(75,013)
Holdback payments for acquisition purchases	(13,500)	(5,783)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(1,870)	364
Repurchases of common stock	(50,640)	—
Dividends paid to shareholders	(13,398)	(3,216)
Dividends paid to minority interest joint venture partners (1)	(1,260)	(8,507)
Net cash used for financing activities	(80,728)	(92,155)

Effect of exchange rate changes on cash and equivalents	(330)	1,944
Change in cash, cash equivalents and restricted cash	(98,096)	89,899
Cash, cash equivalents and restricted cash at beginning of period	394,703	263,528
Cash, cash equivalents and restricted cash at end of period	$296,607	$353,427

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$7,900	$3,769
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands)	10/23/2021	10/24/2020	10/23/2021	10/24/2020
Sales
Wholesale segment:
Sales to external customers	$341,823	$266,189	$645,440	$445,944
Intersegment sales	97,269	76,827	187,151	120,645
Wholesale segment sales	439,092	343,016	832,591	566,589

Retail segment sales	192,420	162,275	374,267	253,412

Corporate and Other:
Sales to external customers	41,646	30,656	80,965	45,222
Intersegment sales	3,367	3,061	7,682	5,236
Corporate and Other sales	45,013	33,717	88,647	50,458

Eliminations	(100,636)	(79,888)	(194,833)	(125,881)
Consolidated sales	$575,889	$459,120	$1,100,672	$744,578

Operating Income (Loss)
Wholesale segment	$43,128	$41,683	$61,459	$59,623
Retail segment	23,962	15,093	44,400	8,466
Corporate and Other	(12,977)	(8,837)	(17,375)	(15,825)
Consolidated operating income	$54,113	$47,939	$88,484	$52,264

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	10/23/2021	10/24/2020	10/23/2021	10/24/2020
GAAP gross profit	$223,295	$200,555	$425,377	$316,918
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	—	133	—	430
Add back: Business realignment charges	—	235	—	1,305
Add back: Supply chain optimization initiative charges/(gain)	—	—	—	(50)
Non-GAAP gross profit	$223,295	$200,923	$425,377	$318,603

GAAP SG&A	$169,182	$152,616	$336,893	$264,654
Less: Purchase accounting charges - adjustment to fair value of contingent consideration and amortization of intangible assets and retention agreements	(759)	(2,756)	(1,019)	(3,478)
Less: Business realignment gain/(charges)	3,277	(108)	3,277	(2,580)
Non-GAAP SG&A	$171,700	$149,752	$339,151	$258,596

GAAP operating income	$54,113	$47,939	$88,484	$52,264
Add back: Purchase accounting charges	759	2,889	1,019	3,908
Add back: Business realignment charges/(gain)	(3,277)	343	(3,277)	3,885
Add back: Supply chain optimization initiative charges/(gain)	—	—	—	(50)
Non-GAAP operating income	$51,595	$51,171	$86,226	$60,007

GAAP income before income taxes	$55,008	$47,705	$89,092	$53,539
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	896	3,018	1,336	4,207
Add back: Business realignment charges/(gain)	(3,277)	343	(3,277)	3,885
Add back: Supply chain optimization initiative charges/(gain)	—	—	—	(50)
Non-GAAP income before income taxes	$52,627	$51,066	$87,151	$61,581

GAAP net income attributable to La-Z-Boy Incorporated	$39,516	$34,935	$64,082	$39,733
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	896	3,018	1,336	4,207
Less: Tax effect of purchase accounting	(105)	(128)	(219)	(413)
Add back: Business realignment charges/(gain)	(3,277)	343	(3,277)	3,885
Less: Tax effect of business realignment charges	865	(85)	859	(940)
Add back: Supply chain optimization initiative charges/(gain)	—	—	—	(50)
Less: Tax effect of supply chain optimization initiative	—	—	—	12
Non-GAAP net income attributable to La-Z-Boy Incorporated	$37,896	$38,083	$62,781	$46,434

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.89	$0.75	$1.43	$0.86
Add back: Purchase accounting charges, net of tax, per share	0.02	0.06	0.03	0.08
Add back: Business realignment charges (gain), net of tax, per share	(0.06)	0.01	(0.06)	0.07
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.85	$0.82	$1.40	$1.01

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Six Months Ended
(Amounts in thousands)	10/23/2021	% of sales	10/24/2020	% of sales	10/23/2021	% of sales	10/24/2020	% of sales
GAAP operating income (loss)
Wholesale segment	$43,128	9.8%	$41,683	12.2%	$61,459	7.4%	$59,623	10.5%
Retail segment	23,962	12.5%	15,093	9.3%	44,400	11.9%	8,466	3.3%
Corporate and Other	(12,977)	N/M	(8,837)	N/M	(17,375)	N/M	(15,825)	N/M
Consolidated GAAP operating income	$54,113	9.4%	$47,939	10.4%	$88,484	8.0%	$52,264	7.0%

Non-GAAP items affecting operating income
Wholesale segment	$(3,217)		$226		$(3,157)		$3,230
Retail segment	—		148		—		613
Corporate and Other	699		2,858		899		3,900
Consolidated Non-GAAP items affecting operating income	$(2,518)		$3,232		$(2,258)		$7,743

Non-GAAP operating income (loss)
Wholesale segment	$39,911	9.1%	$41,909	12.2%	$58,302	7%	$62,853	11.1%
Retail segment	23,962	12.5%	15,241	9.4%	44,400	11.9%	9,079	3.6%
Corporate and Other	(12,278)	N/M	(5,979)	N/M	(16,476)	N/M	(11,925)	N/M
Consolidated Non-GAAP operating income	$51,595	9.0%	$51,171	11.1%	$86,226	7.8%	$60,007	8.1%

N/M - Not Meaningful